UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 12, 2007

Dana Corporation

(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(419) 535-4500

Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.
     Dana Corporation (Dana) and certain of its subsidiaries (collectively, the Debtors) are operating under Chapter 11 of the United States Bankruptcy Code (the Bankruptcy Code). The Debtors’ Chapter 11 cases (collectively, the Bankruptcy Cases) are pending in the United States Bankruptcy Court for the Southern District of New York (the Bankruptcy Court), where they have been consolidated under the caption In re Dana Corporation, et al., Case No. 06-10354 (BRL).
     As previously reported, by order dated August 1, 2007, the Bankruptcy Court approved and authorized the Debtors to enter into a series of related agreements, including:
     (i) an Investment Agreement dated July 26, 2007 (the Investment Agreement), providing, among other things, for an affiliate of Centerbridge Capital Partners, L.P. (Centerbridge) to purchase $250 million in Series A convertible preferred shares of reorganized Dana and for qualified supporting creditors (qualified creditors of the Debtors, including the holders of Dana’s unsecured notes) to have an opportunity to purchase up to $500 million in Series B convertible preferred shares of reorganized Dana and Centerbridge to purchase up to $250 million of any Series B shares not purchased by the qualified supporting creditors.
     (ii) a Plan Support Agreement, dated as of July 26, 2007 (the Plan Support Agreement), by and among Dana; Centerbridge; the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (the USW); the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (the UAW); and certain creditors who have joined in the Plan Support Agreement.
     Also as previously reported, on August 31, 2007, the Debtors filed a Joint Plan of Reorganization (the Plan) and related Disclosure Statement with the Bankruptcy Court. The Plan and Disclosure Statement are subject to the review and approval of the Bankruptcy Court. The Bankruptcy Court has scheduled a hearing on October 23, 2007, to consider approval of the Disclosure Statement. If the Disclosure Statement is approved, the Bankruptcy Court will schedule another hearing to consider confirmation of the Plan.
     On October 12, 2007, Dana and Centerbridge entered into an amendment (the Amendment) to the Investment Agreement. A copy of the Amendment is filed with this report as Exhibit 99.1. The Amendment is subject to the approval of the Bankruptcy Court by November 15, 2007. Dana will seek such approval in connection with the Bankruptcy Court’s consideration of the Disclosure Statement.
     Among other things, the Amendment provides as follows:
     (i) Centerbridge’s commitment to purchase $250 million of Series A convertible preferred shares of reorganized Dana is unchanged. However, under the Amendment, Centerbridge has agreed to purchase up to the full $500 million of Series B convertible preferred shares if such shares are not purchased by the supporting creditors (a Backstop). Such shares will be available for purchase by “Qualified Investors” (as defined in the Investment Agreement) on the same terms as in the original Investment Agreement.
     The commitment fee to which Centerbridge is entitled under the Investment Agreement will be increased from $2.5 million (1% of $250 million) to $12.5 million (2.5% of $500 million). Centerbridge is permitted to enter into arrangements with certain creditors of Dana under which such creditors will participate in the Backstop for up to $250 million of Series B convertible preferred shares (the B-2 Backstop). The Amendment permits these arrangements only with creditors who have, on or before October 12, 2007, executed and become Supporting Creditor parties to the Plan Support Agreement.
     In accordance with the Plan Support Agreement, Centerbridge and Dana expect to seek approval of the Amendment by holders of at least $650 million in bonds issued by the Debtors. Centerbridge has informed Dana and the Official Committee of Unsecured Creditors that it expects to offer participation in the B-2 Backstop to some or all of such bondholders in connection with seeking that approval.

     (ii) Centerbridge has consented to a provision in the Plan to provide for a payment in cash to holders of general unsecured claims against the Debtors who are not eligible to purchase Series B convertible preferred shares solely because the aggregate liquidated, noncontingent unsecured claims of the individual holder total less than $25 million or the holder is not a “Qualified Institutional Buyer” (as defined in Rule 144A promulgated under the Securities Act of 1933). The amount of such payment will be calculated on a sliding scale based on the market value of common stock of reorganized Dana after emergence, subject to an aggregate cap of $40 million and an individual claim cap of $0.085 per $1.00 of claims. Such payments will not be made in respect of claims of the USW, the UAW, Dana Credit Corporation, and non-union retirees represented by the Official Committee of Non-Union Retirees in the Bankruptcy Cases; intercompany claims; convenience class claims; or asbestos personal injury claims.
     This cash payment will be funded either, with the consent of Centerbridge, by increasing the number of Series B convertible preferred shares available for purchase by Centerbridge or the Qualified Investors by 400,000 shares at a price of $100 per share, or, if the consent of Centerbridge has not been obtained, from the Debtors’ cash on hand.
     (iii) Dana has agreed not to solicit or entertain any further proposals for any investment, transaction or plan of reorganization that would be an alternative to the Centerbridge investment and the Amendment removes Dana’s right to terminate the Investment Agreement to accept any alternative investment or transaction proposal. In the event that Dana or its representatives take any of the actions prohibited by the non-solicitation covenant, Centerbridge will have the right to terminate the Amendment.
     (iv) The maximum amount of Dana’s obligation under the Investment Agreement to reimburse Centerbridge at closing for its actual, reasonable out of pocket expenses under certain circumstances involving termination of the Investment Agreement will be increased from $4 million to $6.5 million.
     (v) The terms of the Series A and Series B convertible preferred shares will be amended to provide limited preemptive rights (i.e., rights to purchase additional shares to maintain the holder’s percentage ownership in the event that reorganized Dana issues additional capital stock) to the holders of both Series A and Series B shares, rather than just to holders of the Series A shares. The preemptive rights will not apply to reorganized Dana’s issuance of listed common stock and will be available only to holders of Series A and Series B convertible preferred shares who are Qualified Institutional Buyers.
Item 8.01.  Other Events.
     The Bankruptcy Court order dated August 1, 2007, that is referred to above in Item 1.01 set out procedures to be followed by qualified potential investors interested in exploring alternative proposals to the Centerbridge investment. Appaloosa Management, L.P. (Appaloosa) delivered an offer for an alternative investment to the Debtors and the Official Committee of Unsecured Creditors on September 21, 2007. Following discussions among the parties and the various bankruptcy constituents, Dana’s Board has rejected Appaloosa’s offer and discontinued discussions and negotiations with Appaloosa.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed with this report.

Exhibit No.	Description

99.1	First Amendment to Investment Agreement, dated as of October 12, 2007, by and among Centerbridge Capital Partners, L.P.; Centerbridge Capital Partners Strategic, L.P., as successor by assignment from CBP Parts Acquisition Co. LLC, (CBP Parts); Centerbridge Capital Partners SBS, L.P., as successor by assignment from CBP Parts; and Dana Corporation

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation

(Registrant)

Date: October 12, 2007	By:	/s/ Marc S. Levin

Marc S. Levin
Acting General Counsel and Acting Secretary

Exhibit Index

Exhibit No.	Description

99.1	First Amendment to Investment Agreement, dated as of October 12, 2007, by and among Centerbridge Capital Partners, L.P.; Centerbridge Capital Partners Strategic, L.P., as successor by assignment from CBP Parts Acquisition Co. LLC, (CBP Parts); Centerbridge Capital Partners SBS, L.P., as successor by assignment from CBP Parts; and Dana Corporation